For the six month period ended June 30, 2008
File number:  811-05019
Nicholas-Applegate Fund, Inc.


SUB-ITEM 77D
NICHOLAS-APPLEGATE FUND, INC.
Nicholas-Applegate Growth Equity Fund

___________________________________________________________

Supplement dated May 7, 2008 to the
Prospectus and Statement of Additional Information (SAI) dated February 29, 2008


The section of the Prospectus entitled "Investment
Objectives and Principal Strategies" is revised by changing the language in the second paragraph from:

      "We intend to invest primarily in stocks from a universe of U.S. companies with market capitalizations corresponding to the middle 90% of the Russell Midcap(r) Growth Index at time of purchase."

      to:

      "We intend to invest primarily in stocks from a universe of U.S. companies with market capitalizations corresponding to the Russell
Midcap(r) Growth Index as measured at the time of purchase."



The section of the SAI entitled "Fund Classification, Investment Objectives & Policies" is hereby revised by changing the language in the second paragraph from:

      "The Fund intends to invest primarily in stocks from a universe of U.S. companies with market capitalizations corresponding to the middle 90% of the Russell Midcap Growth Index at the time of purchase."

	to:

      "The Fund intends to invest primarily in stocks from a universe of U.S. companies with market capitalizations corresponding to the
Russell Midcap Growth Index as measured at the time of purchase."